Exhibit 99.1
FOR RELEASE: February 24, 2010

Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com

Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com

AQUA AMERICA REPORTS FOURTH QUARTER AND YEAR-END EARNINGS

Posts 10th straight year of net income growth

BRYN MAWR, PA, February 24, 2010 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter and year ending December 31, 2009. Revenues for the quarter ended December 31, 2009 were $167.9 million compared to $159.8 million in the same period of 2008, an increase of 5.0 percent. Net income for the quarter rose to $26.7 million from $25.7 million in the same quarter 2008, an increase of 3.9 percent. Corresponding diluted earnings per share for the quarter were $0.20, compared to $0.19 for 2008 on 1 percent more shares outstanding.
Revenues for the full year 2009 rose 7.0 percent to $670.5 million from $627.0 million in 2008. Net income for the full year 2009 rose 6.6 percent to $104.4 million from $97.9 million in 2008. Corresponding diluted earnings per share for the year were $0.77, compared to $0.73 for 2008 on 1 percent more shares outstanding.
The December 1, 2009 dividend was increased 7.4 percent to $0.145 per share. This was the nineteenth dividend increase in the last 18 years. On February 1, 2010, the Board of Directors declared a quarterly cash dividend payment of $0.145 per share payable on March 1, 2010, to all shareholders of record on February 16, 2010. Aqua has paid a consecutive quarterly dividend for more than 60 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “In 2009, we successfully accessed the capital markets during the most challenging financing environment in history. We continued to grow earnings, despite the challenging economy and unfavorable weather. I look forward to a continuation of our earnings rebound in 2010 supported by improving economic conditions, a return to more normal weather patterns, and the successful completion of the rate cases that are currently pending. Additionally, we will continuously evaluate opportunities in the marketplace to drive economies of scale through the acquisition of private and public water and wastewater systems.”
During 2009, the company received rate awards estimated to increase annualized revenues by $37 million, enhancing revenue comparisons in parts of both 2009 and 2010. Thus far in 2010 the company has received rate awards estimated to increase annualized revenues by nearly $6 million. The company also filed several rate requests and has more than $65 million of rate cases pending before state regulatory bodies that are expected to be decided in 2010. These include statewide rate cases in Pennsylvania and New Jersey. Additionally, subsidiaries are expected to seek rate relief by filing approximately $30 million of rate requests in 2010 that are expected to impact 2011 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since Aqua’s previous rate filings. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In 2009, the company invested a record $283.6 million in infrastructure improvements as part of its capital investment program. DeBenedictis said, “Capital expenditures in 2009 were focused on upgrades to our distribution network, including pipe replacement projects and plant upgrades to enhance water quality and service reliability for our current and future generations.” The company plans to invest more than $300 million for utility system improvements for our customers in 2010 while being an environmental steward as a provider of one of our nation’s most vital resources.
In the fourth quarter, Aqua Pennsylvania, the company’s largest subsidiary, issued $75 million of tax-exempt First Mortgage bonds at 4.9 percent, through the Pennsylvania Economic Development Financing Authority (PEDFA). Standard and Poor’s assigned its ‘AA-’ secured debt rating and ‘1+’ recovery rating to this debt offering, which Standard and Poor’s equates to its highest expectation of full recovery of principal. Aqua Pennsylvania also renewed its $70 million revolving credit line at 125 basis points over the one-month LIBOR rate. Aqua Pennsylvania is rated A+ by Standard and Poor’s. Aqua America also completed a $50 million private placement of 10-year unsecured senior notes at an interest rate of 4.72 percent. At year end, the company had $126.4 million available on its credit lines, which are used to fund day-to-day operations. These borrowings have allowed Aqua to reduce its embedded cost of fixed rate long-term debt from 5.59 percent at December 31, 2008 to 5.49 percent at December 31, 2009.
DeBenedictis said, “Aqua’s ability to finance its infrastructure rebuilding program at favorable interest rates is a reflection of the strength of the company’s balance sheet. I am pleased that we can continue to finance necessary infrastructure projects to improve water quality and reliability while providing jobs in the communities we serve. Our financial strength allowed us to lower our weighted average cost of debt for the tenth straight year and contain our interest expense.”
In 2009, Aqua continued to expand its operations and completed 18 acquisitions of water or wastewater systems showing the company’s continued commitment to its growth-through-acquisition model. Organic growth continued to lag historical levels due to the housing slowdown, but overall Aqua still grew customers nearly 1 percent year over year. In the fourth quarter, the company entered its fourteenth state through its acquisition of a wastewater treatment, disposal and reuse system in Lumpkin County, Georgia—another of the nation’s fast-growing southern states.
During 2009, operations and maintenance expenses rose 3 percent while depreciation increased 16 percent compared to the same period in 2008. DeBenedictis added, “It is clear that our growth-through-acquisition strategy and dedication to investing in our water and wastewater infrastructure continues to improve our operations and maintenance expense to revenue ratio, which at 40.3 percent in 2009 compares favorably to 41.8 percent during 2008. I am proud that our employees are continuing to make Aqua the most efficient of the major investor-owned water utilities in the U.S.”
Aqua America’s conference call with financial analysts will take place on Thursday, February 25, 2010 at 10 a.m. Eastern Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 25, 2010 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3371054). For international callers, dial 719.457.0820 (pass code 3371054).

Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri, South Carolina, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the timing and impact of pending rate cases, the company’s plans to file future rate increases, the amount of and ability to finance future capital spending by the company, the company’s commitment to its business model, the effects of our capital investments on water quality and service to our customers, the expected future success of the company and growth of future earnings.. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

The company’s results stated here are unaudited. The final audited financial statements will be filed with the company’s annual report on Form 10-K. The following table shows selected operating data for the quarter and year ended December 31, 2009 and 2008 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.
Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating revenues	$167,893	$159,840	$670,539	$626,972

Net income attributable to common shareholders	$26,659	$25,665	$104,353	$97,918

Basic net income per common share	$0.20	$0.19	$0.77	$0.73
Diluted net income per common share	$0.20	$0.19	$0.77	$0.73

Basic average common shares outstanding	136,240	135,161	135,816	134,302
Diluted average common shares outstanding	136,510	135,586	136,129	134,705

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating revenues	$167,893	$159,840	$670,539	$626,972

Cost & expenses:
Operations and maintenance	66,034	65,929	270,060	262,122
Depreciation	26,206	23,876	103,001	88,785
Amortization	3,090	1,515	11,938	5,515
Taxes other than income taxes	12,189	10,638	48,081	44,749

Total	107,519	101,958	433,080	401,171

Operating income	60,374	57,882	237,459	225,801

Other expense (income):
Interest expense, net	17,914	17,365	68,607	68,572
Allowance for funds used during construction	(931)	(642)	(2,871)	(3,674)
Gain on sale of other assets	(97)	(514)	(472)	(1,599)

Income before income taxes	43,488	41,673	172,195	162,502
Provision for income taxes	16,829	16,008	67,842	64,584

Net income attributable to common shareholders	$26,659	$25,665	$104,353	$97,918

Net income attributable to common shareholders	$26,659	$25,665	$104,353	$97,918
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	162	2	289	195
Reclassification adjustment for (gains) losses reported in net income	—	—	5	(209)

Comprehensive income	$26,821	$25,667	$104,647	$97,904

Net income per common share:
Basic	$0.20	$0.19	$0.77	$0.73
Diluted	$0.20	$0.19	$0.77	$0.73

Average common shares outstanding:
Basic	136,240	135,161	135,816	134,302

Diluted	136,510	135,586	136,129	134,705

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	December 31,	December 31,
	2009	2008

Net property, plant and equipment	$3,227,294	$2,997,383
Current assets	121,571	121,041
Regulatory assets and other assets	413,732	379,521

	$3,762,597	$3,497,945

Total equity	$1,109,464	$1,060,627
Long-term debt, excluding current portion	1,386,557	1,248,104
Current portion of long-term debt and loans payable	87,064	87,886
Other current liabilities	113,943	105,285
Deferred credits and other liabilities	1,065,569	996,043

	$3,762,597	$3,497,945